Exhibit 4.28

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of March 15, 2022, iSign Solutions Inc. (the “Company”) had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of the Company’s common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended Bylaws (the “Bylaws”) incorporated by reference to the Company’s Form 10-K of which this Exhibit is attached. The Company encourages you to read its Certificate of Incorporation, its Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital Shares

At March 15, 2022, the Company had 2,000,000,000 authorized shares of Common Stock with a par value of $.01, of which 6,332,736 were issued and outstanding. In addition the Company has 45,000,000 authorized shares of preferred stock

Voting Rights

The holders of Common Stock shall have the rights to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote.

Dividend Rights

The holders of Common Stock shall have all of the rights to dividends that may or may not be declared and paid or set apart for payment out of any assets or funds of the Corporation legally available for the payment of dividends. Since its inception, the Company has not paid dividends and does not currently anticipate paying dividends on its Common Stock in the foreseeable future.

Liquidation Rights

The holders of Common Stock shall have the right upon the voluntary liquidation, dissolution or winding up of the Corporation, to participate in the distribution of the net assets of the Corporation on a pro rata basis.

Other Rights and Preferences

The Company’s Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights.

Listing

The Common Stock is traded on the OTC Markets Group Inc.’s OTC Pink quotation system under the trading symbol “ISGN”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219. Our shares of common stock are issued in uncertificated form only.